Exhibit 4.16

CREDIT AGREEMENT

THIS AGREEMENT is made as of December 29, 2023

AMONG:

FIRST PHOSPHATE CORP., a corporation organized and existing under the Province of British Columbia, represented by John Passalaqua

(the “Borrower”)

AND:

Z SIX FINANCIAL CORPORATION, a corporation organized and existing under the laws of the Province of Ontario, represented by Laurence W. Zeifman

(“Z Six”)

AND:

EXPOWORLD LTD., a corporation organized and existing under the laws of the Province of Ontario, represented by John Passalaqua

(“ExpoWorld”)

AND:

582284 ONTARIO LIMITED, a corporation organized and existing under the laws of the Province of Ontario, represented by Bennett Kurtz

(“582 Ontario”)

(each a “Lender”, Z Six, and together with ExpoWorld, and 582 Ontario, collectively the “Lenders”)

WHEREAS the Borrower has requested, and the Lenders have agreed to establish, a CA$2,100,000 revolving credit facility, on and subject to the terms and conditions herein set forth.

AND WHEREAS John Passalaqua is the Chief Executive Officer and Director of the Borrower, Laurence W. Zeifman is a Director of the Borrower, and Bennett Kurtz is the CAO, Corporate Secretary, and Director of the Borrower.

NOW THEREFORE in consideration of the covenants and agreements between the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

ARTICLE 1

GENERAL TERMS / INTERPRETATION

1.1          Definitions. Capitalized words and phrases used in the Documents, the Schedules hereto and in all notices and communications expressed to be made pursuant to this Agreement will have the meanings set out in Schedule A, unless otherwise defined in any of the Documents.

1.2          Headings. Headings and subheadings contained in the Documents are inserted for convenience of reference only, and will not affect the construction or interpretation of the Documents.

1.3          Subdivisions. Unless otherwise stated, reference herein to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule to this Agreement or such Article, Section, paragraph or other subdivision of this Agreement. Unless specified otherwise, reference in Schedule A to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule or Article, Section, paragraph or other subdivision of this Agreement.

1.4          Number. Wherever the context in the Documents so requires, a term used herein importing the singular will also include the plural and vice versa.

1.5          Statutes, Regulations and Rules. Any reference in the Documents to all or any section or paragraph or any other subdivision of any Law will, unless otherwise expressly stated, be a reference to that Law or the relevant section or paragraph or other subdivision thereof, as such Law may be amended, substituted, replaced or re-enacted from time to time.

1.6          Permitted Encumbrances. Any reference in any of the Documents to a Permitted Encumbrance is not intended to and will not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any obligation of the Borrower to each of Lenders under any of the Documents to any Permitted Encumbrance.

1.7          Monetary References. Whenever an amount of money is referred to in the Documents, such amount will, unless otherwise expressly stated, be in Canadian Dollars.

1.8          Time. Time will be of the essence of the Documents.

1.9          Governing Law. The Documents will be governed by and construed in accordance with the applicable Federal Laws of Canada and the Laws of the Province of Ontario.

1.10        Enurement. The Documents will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

1.11        Amendments. No Document may be amended orally and any amendment may only be made by way of an instrument in writing signed by the Parties.

1.12        No Waiver.

(a)	No waiver by a Party of any provision or of the breach of any provision of the Documents will be effective unless it is contained in a written instrument duly executed by an authorized officer or representative of such Party. Such written waiver will affect only the matter specifically identified in the instrument granting the waiver and will not extend to any other matter, provision or breach.

(b)	The failure of a Party to take any steps in exercising any right in respect of the breach or non-fulfilment of any provision of the Documents will not operate as a waiver of that right, breach or provision, nor will any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in Law or otherwise.

(c)	Acceptance of payment by a Party after a breach or non-fulfilment of any provision of the Documents requiring a payment to such Party will constitute a waiver of such provision if cured by such payment, but will not constitute a waiver or cure of any other provision of the Documents.

1.13        Severability. If the whole or any portion of the Documents or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of the Document in question in a fundamental way, the remainder of the Document in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

1.14        Inconsistency. To the extent that there is any inconsistency or ambiguity between the provisions of this Agreement and any other Document, the provisions of this Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.

1.15        No other Credit Agreements: The Borrower will not enter any other credit agreements or incur any additional debt with a third party, other than the Existing Debt, without the prior written consent of the Lenders.

ARTICLE 2

CONDITIONS PRECEDENT

2.1	Conditions Precedent. This Agreement will become effective upon:

(a)	the receipt by the Lenders of an executed copy of this Agreement;

(b)	no Default or Event of Default occurring as a result of the execution and delivery of the Documents; and

(c)	each of the representations and warranties as provided in Section 9.1 being true and correct.

2.2          The conditions in Sections 2.1 are inserted for the sole benefit of the Lenders and may be waived by the Lenders, in whole or in part, with or without conditions, as the Lenders may determine in its sole and absolute discretion.

ARTICLE 3

CREDIT FACILITY

3.1         Credit Facility. Subject to the terms and conditions hereof and effective on the date hereof, the Lenders hereby establishes the Credit Facility in the maximum Commitment Amount of CA$2,100,000 in favour of the Borrower as a revolving credit facility. Advances under the Credit Facility may be drawn down by the Borrower prior to the Termination Date in accordance with Section 3.6 in Canadian Dollars, to a maximum of the Commitment Amount.

3.2          Maturity Date. Each Advance made by each Lender under the Credit Facility will have a maturity date which expires on or prior to the Termination Date.

3.3          Repayment.

(a)	Revolving Nature. The Borrower may borrow, repay and re-borrow any available amount of the Commitment Amount until the Termination Date.

(b)	Termination Date. The Principal Amount owing to the Lenders under the Credit Facility on the Termination Date will be repayable by the Borrower in one balloon principal repayment on the Termination Date, together with all accrued and unpaid interest thereon and all other Obligations owing to the Lenders under the Credit Facility.

(c)	Repayment on a Pro-Rata basis. Any repayment by the Borrower under the Credit Facility shall be repaid to each of the Lenders on a ratable basis with respect to each Lender’s contribution to the Commitment Amount.

3.4          Prepayment. The Borrower may, upon providing five (5) Banking Days’ prior written notice, prepay without premium, bonus or penalty, any or all of the Principal Amount and any accrued but unpaid interest thereon under the Credit Facility. Any permanent prepayment in respect of the Credit Facility shall be final.

3.5          Use of Proceeds. The Borrower will be entitled to use the proceeds of the Credit Facility for general working capital purposes.

3.6          Advances. The Borrower may from time to time obtain Advances for a minimum of CA $100,000 under the Credit Facility (unless otherwise indicated) in an amount equal to the aggregate amount of capital the Borrower is required to expend in order to satisfy the Borrower’s obligations as stated in Section 3.5.

3.7          Interest. Interest payable by the Borrower under the Credit Facility with respect to each Advance will bear interest at the rate equal to 2% + Prime as established by the Bank of Canada per annum or 8% per annum (whichever is higher), payable quarterly in arrears and on the Termination Date.

ARTICLE 4

SECURITY

4.1          Security. The present and future Obligations of the Borrower to the Lenders under the Documents and all other Obligations of the Borrower to the Lenders, howsoever arising or incurred hereunder and the Documents, as applicable, will be secured the Security in accordance with Section 6.1.

4.2          Exclusivity of Remedies. Nothing herein contained or in the Security now held or hereafter acquired by the Lenders, nor any act or omission of the Lenders with respect to any such Security, will in any way prejudice or affect the rights, remedies or powers of the Lenders with respect to any other security at any time held by the Lenders.

4.3          Form of Security. The Security will be in the form of Schedule C, and will be registered in such offices in Canada or any province thereof as the Lenders, acting reasonably, may from time to time require to protect the Liens created thereby. Should the Lenders determine at any time and from time to time, acting reasonably, that the form and nature of the then existing Security is deficient in any way or does not fully provide the Lenders with the Liens and priority to which it is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Lenders, such amendments to the Security or provide such new security as the Lenders may reasonably request.

4.4          Further Assurances. The Borrower will, in connection with the provision of any amended, new or replacement Security:

(i)	do, make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, assignments, acts, matters and things which may be reasonably required by the Lenders to give effect to any provision of the amended, new or replacement Security;

(ii)	provide the Lenders with such information as is reasonably required by the Lenders to identify the property to be charged;

(iii)	do all such things as are reasonably required to grant the Liens to be granted pursuant to the amended, new or replacement Security;

(iv)	provide the Lenders with all corporate, partnership or other organizational resolutions and other action required for the Borrower to grant the amended, new or replacement Security; and

(v)	assist the Lenders in the registration or recording of such agreements and instruments in such public registry offices in all such jurisdictions as the Lenders, acting reasonably, deems necessary to give full force and effect to the amended, new or replacement Security.

4.5          Discharge of Security. The Lenders will discharge all of the Security forthwith after all of the Borrower’s Obligations under the Credit Facility have been unconditionally and irrevocably paid or satisfied in full.

ARTICLE 5

FUNDING AND OTHER MECHANICS

5.1          Funding. Subject to Section 5.2, all Advances requested by the Borrower will be made available by deposit of the applicable funds into the Borrower’s account for value on the Banking Day on which the Advance is to take place.

5.2          Notice Provisions. Drawdowns under the Credit Facility will be made available to the Borrower on the requested Banking Day, provided that a Notice of Borrowing from the Borrower must be received by the Lenders no later than three Banking Days immediately preceding the requested Drawdown date.

5.3          Irrevocability. A Notice of Borrowing, when given by the Borrower, will be irrevocable and will oblige the Borrower and the Lenders to take the action contemplated herein and therein on the date specified therein.

5.4          Lenders’ Obligations. The Lenders will, prior to 12:00 noon (Toronto time) on the proposed date on which an Advance under the Credit Facility is to take place, make available to the Borrower such Advance.

5.5          Failure of the Lenders to Fund. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, either as a result of being a Non-Paying Lender or otherwise, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	the Borrower may withhold any payments owing to the Defaulting Lender for set-off against the Defaulting Lender’s existing or reasonably foreseeable future obligations hereunder; and

(b)	for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting the Defaulting Lender.

ARTICLE 6

DRAWDOWNS UNDER THE CREDIT FACILITY

6.1          Conditions Precedent to Drawdown. Each of the Lenders’ obligation to provide Advances will be subject to the following conditions precedent being met:

(a)	a certificate of status, dated on or no more than three Banking Days prior to the date on which any Advance is to be granted;

(b)	an irrevocable direction to pay with respect to the Advance;

(c)	the Borrower will execute and deliver to the Lenders a security agreement in favour of the Lenders, in a form acceptable to the Lenders, acting reasonably, pursuant to which the Borrower will grant to and in favour of the Lenders a first priority security interest over all or after-acquired Government Receivables, (the “Security”);

(d)	the appropriate Notice of Borrowing will have been delivered in accordance with the notice provisions provided in Section 5.2;

(e)	no Event of Default will have occurred and be continuing; and

(f)	subject to Section 9.2, each of the representations and warranties set out in Article 9 (except those representations and warranties made as of a specific date) will be true and correct with the same effect as if such representations and warranties had been made on the date of such Advance.

ARTICLE 7

CALCULATION OF INTEREST AND FEES

7.1          Records. The Lenders and the Borrower shall each maintain records, in written or electronic form, evidencing all Advances and all other Obligations owing by the Borrower to the Lenders under this Agreement. The Lenders and the Borrower shall enter in such records details of all amounts from time to time owing, paid or prepaid by the Borrower to the Lenders hereunder. The information entered in such records will constitute prima facie evidence of the Obligations of the Borrower to the Lenders.

7.2	Payment of Interest and Fees.

(a)	Interest/Late fee. Except as expressly stated otherwise herein, all Advances time to time outstanding will bear interest, as well after as before maturity, default and judgment at the rate equal to 2% + Prime as established by the Bank of Canada per annum, or 8% per annum (whichever is higher), and a late fee of 2% per months if the payment is not made on time.

(b)	Calculation and Payment of Interest and Fees. Interest on Advances will accrue and be calculated but not compounded daily and be payable quarterly in arrears on the first Banking Day of each quarter for the immediately preceding quarter. Interest on Advances will be calculated on the basis of a 365 day year.

(c)	Interest Act (Canada). For the purposes of the Interest Act (Canada) and any other applicable Laws which may hereafter regulate the calculation or computation of interest on borrowed funds, the annual rates of interest and fees applicable to Advances are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest or stamping fee is payable and divided by 365.

7.3          Maximum Rate of Return. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of that section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of the Borrower and the Lender and the amount of such payment or collection will be refunded to the Borrower. For purposes of this Agreement, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the Credit Facility on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders and the Borrower will be prima facie evidence, for the purposes of such determination.

7.4          Deemed Reinvestment Not Applicable. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE 8

BONUS WARRANTS

8.1          Bonus Warrants. In consideration for the Lenders entering into this Agreement and making the Credit Facility available to the Borrower pursuant to the terms hereof, the Borrower shall issue and deliver to the Lenders ratably (with respect to each Lenders’ contribution to the Commitment Amount) an aggregate of up to 5,250,000 Warrants (the “Bonus Warrants”), with such Bonus Warrants to be issued to the Lenders ratably in number of Bonus Warrants and vesting terms (except for the Initial Warrants which shall be equally split among the Lenders) upon the first day that the Credit Facility is made available to the Borrower and will contain the following vesting terms:

(c)	An aggregate of 2,625,000 of the Bonus Warrants shall vest immediately; and

(d)	The aggregate remainder of the Bonus Warrants shall vest upon the Borrower obtaining each Advance, with the number of the Bonus Warrants to vest ratably (with respect to each Lenders’ contribution to the Commitment Amount) for each Lender pursuant to each advance being equal to the Advance divided by the exercise price applicable to such Bonus Warrants, as determined in accordance with Section 8.2(c).

8.2          Condition Precedent to Issuance of Bonus Warrants. All Bonus Warrants issued to each Lender at any given time, and from time to time, pursuant to the terms of this Agreement, and for greater certainty, all Bonus Warrants issued to each Lender pursuant to Section 8.1, will be subject to the following conditions being satisfied prior to such issuance:

(a)	the Bonus Warrants shall, if required, receive the Exchange acceptance prior to issuance, and if applicable, any shareholder or other regulatory approval necessary;

(b)	the aggregate number of Bonus Warrants and all Bonus Warrants issued to the Lenders pursuant to the terms of this Agreement shall, as at the date of the applicable proposed issuance, not exceed the aggregate Principal Amount under all Advance(s) divided by the lower than the closing market price of the listed security on the Exchange on the Trading Day (as defined in the Exchange Policy) prior to the earlier of dissemination of a news release disclosing the issuance of the convertible security or the Posting of notice of the proposed issuance of the Bonus Warrant on the date of the applicable proposed issuance;

(c)	the Bonus Warrants will have an exercise price equal to the higher of i) then then-current market price (as defined in the policies of the Exchange) of the Common Shares plus $0.01, and ii) $0.40;

(d)	each Bonus Warrant shall:

(i)	entitle the Lender to one Common Share upon exercise;

(ii)	have a term that expires on the earlier of (i) five years and (ii) the Termination Date; and

(iii)	be non-transferable, notwithstanding anything to the contrary contained in this Agreement, including in the event of an assignment.

8.3          Hold Period. The Bonus Warrants and the Common Shares issuable on the exercise of the Bonus Warrants will be subject to a hold period under Applicable Securities Legislation of four months and one day from the date of issue of the Bonus Warrants.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

9.1          Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:

(a)	Formation, Organization and Power. The Borrower has been duly created, and is validly existing under the laws of its jurisdiction of creation, and is duly registered to carry on business in each jurisdiction in which the nature of any material business carried on by it or the character of any material property owned or leased by it makes such registration necessary, except for jurisdictions where the failure to be so registered would not reasonably be expected to have a Material Adverse Effect, and has the full power and capacity to enter into and perform its obligations under the Documents to which it is a party, and to carry on its business as currently conducted by it.

(b)	Authorization and Status of Agreements. Each Document to which the Borrower is a party delivered pursuant hereto has been duly authorized, executed and delivered by it and does not conflict with or contravene or constitute a default, under:

(i)	its constating documents, by-laws, any resolution of the Directors or partners or any shareholders’ or partnership agreement in respect thereof;

(ii)	any material agreement or document to which it is a party or by which any of its material property is bound; or

(iii)	any applicable Law.

(c)	Enforceability. Each of the Documents constitutes a valid and binding obligation of the Borrower, and is enforceable against the Borrower in accordance with the terms thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar statutes affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)	Litigation. There are no actions, suits or proceedings at Law or before or by any Governmental Authority existing or pending, or to the best of the Borrower’s knowledge threatened, to which the Borrower is, or to the Borrower’s knowledge is threatened to be made, a party and the result of which would, if successful against it, reasonably be expected to have a Material Adverse Effect.

(e)	Financial Condition - Borrower. The most recent audited consolidated financial statements of the Borrower heretofore or contemporaneously delivered to the Lenders were prepared in accordance with IFRS and such financial statements present fairly in all material respects the Borrower’s consolidated financial position as at the date thereof. Since the date of such financial statements, there has been no occurrence of any event or circumstance which would reasonably be expected to have a Material Adverse Effect, other than as disclosed in writing to the Lenders.

(f)	Information. As at the date hereof, all factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lenders in connection with the Borrower or the Credit Facility (and in the case of third parties, to the knowledge of the Borrower) was true and accurate in all material respects at the time given and the Borrower is not aware of any omission of any material fact which renders such factual information incomplete or misleading in any material way at the time given.

(g)	No Breach of Orders, Licences or Statutes. The Borrower is not in breach of:

(i)	any order, approval or mandatory requirement or directive of any Governmental Authority;

(ii)	any governmental licence or permit; or

(iii)	any applicable Law,

the breach of which would reasonably be expected to have a Material Adverse Effect.

(h)	No Default. No Default or Event of Default has occurred and is continuing.

(i)	Approvals. All material regulatory and other approvals, consents, permits and licenses necessary for the Borrower to carry on its business, as currently carried on, and all approvals, consents, permits and licenses necessary for the Borrower to enter into the Documents to which it is a party and perform its obligations thereunder have, in each case, been obtained and are in good standing.

(j)	Payment of Taxes. The Borrower has filed all tax returns which are required to be filed and have paid all material Taxes (including interest and penalties) which are due and payable, unless such payment is subject to a Permitted Contest.

(k)	Material Adverse Effect. Since the date of the most recently audited financial statements provided to the Lenders pursuant hereto, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect except as previously disclosed in writing to the Lenders.

(l)	Existing Debt. The Borrower has no debt obligations owing to any third parties other than pursuant to the Existing Debt.

(m)	The Borrower has the power and authority to create, issue and deliver the Securities.

(n)	Upon the issuance thereof, any Common Shares issuable on the exercise of the Bonus Warrants will be validly issued as fully paid and non-assessable Common Shares in the capital of the Borrower.

9.2          Acknowledgement. The Borrower acknowledges that the Lenders are relying upon the representations and warranties in this Article 9 in making the Credit Facility available to the Borrower and that the representations and warranties contained in Section 9.1, except for any representation and warranty made solely at the date hereof, will be deemed to be restated in every respect effective on the date each and every Advance is made.

9.3          Survival and Inclusion. The representations and warranties in this Article 9 shall survive until this Agreement has been terminated. All statements, representations and warranties contained in any compliance certificate and in the other Documents or in any instruments delivered by or on behalf of the Borrower pursuant to this Agreement or the other Documents shall constitute statements, representations and warranties made by the Borrower to the Lenders under this Agreement.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER

10.1        Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:

(a)	Punctual Payment. The Borrower will pay or cause to be paid all Obligations and other amounts payable under the Documents punctually when due.

(b)	Use of Credit Facility. The Borrower will use the Credit Facility only in accordance with Section 3.5.

(c)	Legal Existence. The Borrower will do or will cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of creation.

(d)	Status. The Borrower will maintain its status as an issuer in good standing with all applicable administrative bodies to permit it at all times to remain listed on the Canadian Securities Exchange or any other recognized North American stock exchange, and will remain so listed.

(e)	Material Adverse Claims. The Borrower will, except for Permitted Encumbrances, do all things necessary to defend, protect and maintain its property and the Security (and the priority thereof) from all material adverse claims where the failure to do so in the opinion of the Lenders, acting reasonably, threatens the intended priority or validity of the Security as herein provided, or would reasonably be expected to have a Material Adverse Effect.

(f)	Comply with Law and Maintain Permits. The Borrower will comply with applicable Laws and obtain and maintain all permits, licenses, consents and approvals necessary to conduct its business in each jurisdiction where it carries on material business or owns material property, including those issued or granted by administrative bodies, in all material respects.

(g)	Payment of Taxes. The Borrower will duly file on a timely basis all Tax returns required to be filed by it, and duly and punctually pay all material Taxes and other governmental charges levied or assessed against it, except to the extent such Taxes or charges are being contested by a Permitted Contest.

(h)	Protection of Security. The Borrower will do all things reasonably requested by the Lenders to protect and maintain the Security and the priority thereof in relation to other Persons.

(i)	First Ranking. The Borrower will ensure that all Indebtedness of the Borrower under the Documents ranks first in priority.

10.2	Reporting Covenants.

(a)	Notice of Default, Event of Default or Material Adverse Effect. The Borrower will notify the Lenders of the occurrence of any Default or Event of Default or any other event which would reasonably be expected to result in a Material Adverse Effect as soon as reasonably possible upon the Borrower becoming aware thereof and specify in such notice the nature of the event and the steps taken or proposed to be taken to remedy or eliminate the same.

(b)	Notice of Legal Proceedings. The Borrower will, as soon as reasonably possible upon the Borrower becoming aware thereof, notify the Lenders of the commencement of any legal or administrative proceedings or any insurance claims against the Borrower which, if adversely determined against the Borrower, would reasonably be expected to create an obligation or liability in excess of $100,000.

(c)	Notice of Change of Control. The Borrower will, as soon as reasonably possible upon acquiring actual knowledge thereof, notify the Lenders of any Change of Control.

(d)	Other Information. The Borrower will provide to the Lenders such other documentation and information concerning its business operations as may be requested by the Lenders, acting reasonably.

10.3        Negative Covenants. While any Obligations under the Credit Facility is outstanding or any Advance under the Credit Facility remains available:

(a)	Limitation on Liens. The Borrower will not provide or permit a Lien over any of its property, except for Permitted Encumbrances.

(b)	Limitation on Distributions. The Borrower will not make any Distribution if a Default or Event of Default exists at such time or would reasonably be expected to result therefrom.

(c)	Mergers, Amalgamation and Consolidations. The Borrower will not merge, amalgamate or consolidate with another Person, without the prior consent of each of the Lender.

(d)	Change in Business, Name, Location or Fiscal Year. The Borrower will not: (i) materially change the nature of its business or operations or (ii) change its name, trade name or locations of business without giving the Lenders 15 days prior notice thereof.

(e)	Asset Dispositions. Other than Permitted Dispositions, the Borrower will not, directly or indirectly, make any sale, exchange, lease, transfer or other disposition of any of its assets or properties to any Person outside of the ordinary course of business if the cumulative proceeds of all dispositions to be received by the Borrower in any Fiscal Year or would otherwise reasonably be expected to have a Material Adverse Effect, without the prior consent of each of the Lenders.

(f)	Subordinated Debt Obligations. Other than by the issuance of Common Shares, the Borrower will not satisfy any payment obligations to the holders of any Subordinated Debt during the continuance of a Default or an Event of Default or if the effect of any such payment would reasonably be expected to result in a Default or Event of Default.

ARTICLE 11

EVENTS OF DEFAULT

11.1	Event of Default. Each of the following events will constitute an Event of Default:

(a)	Failure to Pay. If:

(i)	the Borrower makes default in the due and punctual payment of any principal amount owing under the Documents, as and when the same becomes due and payable, whether at maturity or otherwise; or

(ii)	the Borrower makes default in the due and punctual payment of interest or fees owing under the Documents, as and when the same become due and payable, whether at maturity or otherwise and such default continues for a period of 3 Banking Days after written notice thereof is given to the Borrower by the Lender.

(b)	Incorrect Representations. If any representation or warranty made by the Borrower in any Document (or deemed to have been repeated as herein provided) or any certification or information provided in accordance with Section 10.2 proves to have been materially incorrect when so made or provided (or in the case of third parties, to the knowledge of the Borrower was incorrect when so made or provided).

(c)	Breach of Certain Covenants. The Borrower fails to observe or perform any covenant in Sections 10.1(d) or 10.3(b).

(d)	Breach of Covenants. Except for an Event of Default set out in Section 11.1(a), 11.1(c) or elsewhere in this Section 11.1, if the Borrower defaults in the performance or observance of any covenant, obligation or condition to be observed or performed by it pursuant to any of the Documents, and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Lender.

(e)	Insolvency. If a judgment, decree or order of a court of competent jurisdiction is entered against the Borrower: (i) adjudging it bankrupt or insolvent, or approving a petition seeking its reorganization or winding-up under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Law; or (ii) appointing a receiver, trustee, liquidator, or other Person with like powers, over all, or substantially all, of the property of the Borrower; or (iii) ordering the involuntary winding up or liquidation of the affairs of the Borrower; or (iv) appointing any receiver or other Person with like powers over all, or substantially all, of the property of the Borrower, unless, in any such case, such judgment, petition, order or appointment is stayed and of no effect against the rights of the Lender within 30 days of its entry.

(f)	Winding-Up. If: (i) an order or a resolution is passed for the dissolution, winding- up, reorganization or liquidation of the Borrower, pursuant to applicable Law, including the BCBCA; or (ii) the Borrower institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Law; or (iii) the Borrower consents to the filing of any petition under any such Law or to the appointment of a receiver, or other Person with like powers, over all, or substantially all, of its property; or (iv) the Borrower makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due; or (v) the Borrower takes or consents to any action in furtherance of any of the aforesaid purposes.

(g)	Adverse Proceedings. The occurrence of any action, suit or proceeding against or affecting the Borrower before any court or before any Governmental Authority which, if successful, would reasonably be expected to have a Material Adverse Effect, unless the action, suit, or proceedings is being contested diligently and in good faith and, in circumstances where a lower court or tribunal has rendered a decision adverse to it, any of them is appealing such decision, and has provided a reserve in respect thereof in accordance with GAAP.

(h)	Material Lien. The property of the Borrower having a fair market value in excess of the Threshold Amount, in the aggregate, shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon shall be enforced, or such property shall become subject to any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of the Threshold Amount, in the aggregate, shall exist in respect of the Borrower, or such property, or any sheriff, civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon such property under the Workers’ Compensation Act (Ontario), the Personal Property Security Act (Ontario) or any other applicable Laws whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, shall continue in effect and not be released or discharged for more than 30 days.

(i)	Judgment. A judgment is obtained against the Borrower for an amount in excess of the Threshold Amount, in the aggregate, which remains unsatisfied and undischarged for a period of 30 days during which such judgment shall not be on appeal or execution thereof shall not be effectively stayed.

(j)	Cessation of Business. The Borrower ceases or proposes to cease carrying on business, or a substantial part thereof.

(k)	Change of Control. If a Change of Control occurs and is not consented to by each of the Lenders.

(l)	Other Credit Agreement: If the Borrower enters a credit agreement with a third party without the prior written consent of each of the Lenders.

11.2        Remedies. Upon the occurrence of an Event of Default which has not been waived, the Lenders may forthwith terminate any further obligation to make Advances and declare all Obligations owing under the Credit Facility together with unpaid accrued interest thereon and any other amounts owing under the Documents, contingent or otherwise, to be immediately due and payable, whereupon the Borrower will be obligated without any further grace period to forthwith pay such amounts and the Lenders may exercise any and all rights, remedies, powers and privileges afforded by applicable Law or under any and all other instruments, documents and agreements made to assure payment and performance of the obligations of the Borrower under the Documents.

11.3        Waivers. An Event of Default which relates to a breach of a provision of this Agreement may be waived in writing by the Lenders.

11.4        Application of Proceeds. Except as otherwise agreed to by the Lenders and the Borrower or as otherwise expressly provided for herein, all (i) payments made by or on behalf of the Borrower under the Documents after acceleration pursuant to Section 11.2, and (ii) proceeds resulting from any realization or enforcement of the Security, including by way of foreclosure, will be applied and distributed by the Lenders or any nominee thereof in the following manner:

(a)	first, in full and final payment of any amounts due and payable by way of recoverable expenses, including all out-of-pocket realization and enforcement costs and all legal costs and disbursements (on a solicitor and his own client full indemnity basis);

(b)	second, in full and final payment of all accrued and unpaid interest;

(c)	third, in full and final payment of the Principal Amount under the Credit Facility;

(d)	fourth, in full and final payment of all other Obligations owing under the Documents; and

(e)	finally, if there are any amounts remaining and subject to applicable Law, to the Borrower.

ARTICLE 12

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ARTICLE 13

CONFIDENTIALITY

13.1 Non-Disclosure. All information received by the Lenders from or in respect of the Borrower, the confidential nature of which is made known or ought to have been known to the Party receiving such information, other than information that is required to be disclosed by applicable Law (including, for certainty, information required to be disclosed in connection with any legal proceedings, including proceedings relating to the Documents) or to any Governmental Authority of competent jurisdiction, including any central bank or other banking regulatory authority and any official bank examiners or regulators, will be held by the Parties in the strictest confidence and will not be disclosed to any Person, except as provided in Section 13.2.

13.2 Exceptions. Section 13.1 does not apply to information:

(a)	of a Party where that Party consents in writing to its disclosure;

(b)	which becomes part of the public domain;

(c)	received from a third party without restriction on further disclosure and without breach of Section 13.1;

(d)	developed independently without breach of Section 13.1; or

(e)	to the extent required to be disclosed by order or direction of a court or Governmental Authority of competent jurisdiction.

13.3 Survival. The obligations of the Parties under this Article 13 will survive the termination of this Agreement.

ARTICLE 14 ASSIGNMENT

14.1 Assignment of Interests. Except as expressly permitted under this Article 14, this Agreement and the rights and obligations hereunder will not be assignable, in whole or in part, by the Borrower without the prior written consent of each of the Lenders.

14.2  Assignment by the Lenders. Subject to the consent of the Borrower (such consent may not be unreasonably withheld or delayed), the Lenders may sell or assign all of its rights and obligations under the Documents, provided however that at and after the time of the assignment the Borrower will not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if the Lenders had not made an assignment. In the event of any such assignment, the Borrower and the Lenders will execute and deliver all such agreements, documents and instruments as the Lenders may reasonably request to effect and recognize such assignment.

14.3  Effect of Assignment. To the extent that a Lender sells or assigns rights and obligations under the Documents pursuant to Section 14.2, the Lender will be relieved and forever discharged of any and all of its covenants and obligations under the Documents from and after the date of such assignment and the Borrower’s recourse under the Documents from and after the date of the Assignment for matters arising thereunder from and after the date of the Assignment will be to such new lender only, and its successors and permitted assigns.

ARTICLE 15

MISCELLANEOUS

15.1  Notices. Unless otherwise provided in the Documents, any notice, consent, determination, demand or other communication required or permitted to be given or made thereunder, will be in writing and will be sufficiently given or made if:

(a)	left at the relevant address set forth below or telecopied or sent by other means of recorded electronic communication:

(i)	if to the Lenders, addressed to:

ExpoWorld Ltd.

4936 Yonge Street,

Suite 153 North York, Ontario M2N-6S3

Attention: John Passalaqua

Email: johnpass@rogers.com

Z Six Financial Corporation

30 Tangreen Circle, Thornhill, Ontario, Canada L4J 5E2

Attention: Laurence W. Zeifman

Email: lwz@zeifmans.ca

582284 ONTARIO LIMITED

500 Glencairn Ave Suite 506, Toronto ON M6B 1Z1

Attention: Bennett Kurtz

Email: bkurtz@kurtzfinancial.com

(ii)	if to the Borrower, addressed to:

1055 West Georgia St., 1500 Royal Centre

P.O. Box 11117, Vancouver

British Columbia, V6E 4N7, Canada M3J 3H9

Attention: Bennett Kurtz

Email: bennett@firstphosphate.com

(b)	The Parties each covenant to accept service of judicial proceedings arising under the Documents at its respective address set forth herein.

(c)	Any notice or other communication given or made in accordance with this Section will be deemed to have been received on the day of delivery if delivered as aforesaid or on the day of receipt of same by telecopy or other recorded means of electronic communication, as the case may be, provided such day is a Banking Day and that such notice is received prior to 12:00 noon local time and, if such day is not a Banking Day or if notice is received after 12:00 noon local time, on the first Banking Day thereafter.

(d)	Each Party may change its address and telecopier number for purposes of this Section by notice given in the manner provided in this Section to the other Party.

15.2 Telephone Instructions. Any verbal instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower and the Lenders will not have any liability for any error or omission in such verbal instructions or in the interpretation or execution thereof by the Lenders, provided that the Lender acted without gross negligence in the circumstances.

15.3 No Partnership, Joint Venture or Agency. Except as expressly provided for herein, the Parties agree that nothing contained in this Agreement nor the conduct of any Party will in any manner whatsoever constitute or be intended to constitute any Party as the agent or representative or fiduciary of any other Party nor constitute or be intended to constitute a partnership or joint venture among the Parties or any of them, but rather each Party will be separately responsible, liable and accountable for its own obligations under the Documents, or any conduct arising therefrom and for all claims, demands, actions and causes of action arising therefrom. The Parties agree that no Party will have the authority or represent that it has, or hold itself out as having, the authority to act for or assume any obligation or responsibility on behalf of any other Party, save and except as may be expressly provided for in this Agreement.

15.4 Further Assurances. The Borrower will, from time to time forthwith at a Lender’s request and at the Borrower’s own cost and expense (to the extent reasonable), do, make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, financing change statements, assignments, acts, matters and things which may be reasonably required by a Lender with respect to the Credit Facility, the Security or any part thereof and to give effect to any provision of the Documents.

15.5 Whole Agreement. This Agreement and the other Documents constitute the entire agreement between the Lenders and the Borrower, and cancels and supersedes any other agreements, undertakings, declarations, representations and warranties, written or verbal among the Parties in respect of the subject matter of this Agreement.

15.6 Counterparts. The Documents may be executed in any number of counterparts (including by facsimile transmission or other electronic transmission) and by different Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

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THIS AGREEMENT has been executed effective the date first written above.

FIRST PHOSPHATE CORP.
as Borrower

Per:	“Marc Branson”
Name: Marc Branson
Title: Independent Director

Z SIX FINANCIAL CORPORATION
as a Lender

Per:	“Laurence W. Zeifman”
Name: Laurence W. Zeifman
Title: Authorized Signing Officer

EXPOWORLD LTD.
as a Lender

Per:	“John Passalacqua”
Name: John Passalaqua
Title: Authorized Signing Officer

582284 ONTARIO LIMITED
as a Lender

Per:	“Bennett Kurtz”
Name: Bennett Kurtz
Title: Authorized Signing Officer

SCHEDULE A

DEFINITIONS

“Advance” means the advance, disbursement or credit by the Lenders of funds to, or to the credit of, the Borrower pursuant to this Agreement.

“Affiliate” has the meaning attributed to it in the Securities Act (Ontario).

“Agreement” or “this Agreement” means this credit agreement in writing dated as of the date first above written, the Borrower and the Lender, inclusive of all Schedules, including this Schedule A, as amended, confirmed, replaced or restated from time to time and “hereto”, “hereof”, “herein”, “hereby” and “hereunder”, and similar expressions mean and refer to the Agreement and, unless the context otherwise requires, not to any particular Article, Section, paragraph or other subdivision thereof.

“Applicable Securities Legislation” means all applicable securities laws of each of the jurisdictions in Canada in which the Borrower is a “reporting issuer” and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the said reporting jurisdictions and such other jurisdictions as may be agreed to between the Borrower and the Lender;

“Banking Day” means any day, other than a Saturday or Sunday, on which financial institutions are open in Toronto, Ontario, Canada

“Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, including the regulations made and, from time to time, in force under that Act.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, including the regulations made, from time to time, under that Act.

“Bonus Warrants” has the meaning attributed to it in Section 8.1.

“Borrower” means First Phosphate Corp. and its successors and permitted assigns.

“Canadian Dollars” or “Canadian $” or “CA” or “$” each means such currency of Canada which, as at the time of payment or determination, is legal tender in Canada for the payment of public or private debts.

“Change of Control” means if, after the Closing Date, any Person acquires, directly or indirectly, alone or in concert (within the meaning of the Securities Act (Ontario)) with other Persons, over a period of time or at any one time, Voting Securities in the capital of the Borrower aggregating in excess of 30% of all of the then issued and outstanding Voting Securities of the Borrower or otherwise acquires the power to elect a majority of the board of directors of the Borrower (regardless of whether such Person or Persons are owned or controlled by the same Persons which owned or controlled such Voting Securities of the Borrower).

“Commitment Amount” means CA $2,100,000.

“Common Shares” means the common shares in the capital of the Borrower.

“Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, including the regulations made and, from time to time, in force under that Act.

“Consolidated Equity” means, on any date of determination, the total amount of shareholders' equity of the Borrower determined on a consolidated basis in accordance with GAAP, but excluding any such amounts that are attributable to a Subsidiary.

“Consolidated Tangible Assets” means, with respect to Borrower, the book value of its capital assets, net of any accumulated depreciation, intangible assets and minority interests, as shown on the consolidated balance sheet of the Borrower determined in accordance with GAAP.

“Credit Facility” means the credit facility established pursuant to Section 3.1, subject to the terms and conditions of this Agreement.

“Criminal Code (Canada)” means the Criminal Code, R.S.C. 1985, c. C-46, including the regulations made and, from time to time, in force under that Act.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Defaulting Lender” means the Lender or, in the case of paragraph (e) below, a Lender’s parent (being any person that directly or indirectly controls the Lender where control has the same meaning as in the definition of Affiliate):

(a)	if it is a Non-Paying Lender;

(b)	if it has failed to fund any payment or its portion of any Advances required to be made by it hereunder;

(c)	if it has notified the Borrower (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(d)	if it has failed, within 3 Banking Days after request by the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances;

(e)	if it becomes insolvent, has been deemed insolvent by a court of competent jurisdiction, or becomes the subject of bankruptcy or insolvency proceeding; or

(f)	if it is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit.

“Director” means a director of a corporation and reference to action by the directors or board of directors when used with respect to a corporation means action by the directors of such corporation as a board or, whenever duly empowered, by an executive committee or any other duly authorized committee of the board.

“Distribution” means any:

(a)	payment of any cash dividend on or in respect of any shares, units or other ownership interests of any class in the capital of the Borrower (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(b)	redemption, retraction, purchase or other acquisition or retirement, in whole or in part, of shares, units or other ownership interests of any class in the capital of the Borrower (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(c)	payment of principal, interest or other amounts in whole or in part, of any Indebtedness of the Borrower (including any Indebtedness incurred or assumed by the Borrower pursuant to a capital lease or operating lease or any Subordinated Debt);

to (in the case of paragraphs (a) and (c) of this definition) or by or from (in the case of paragraph (b) of this definition) any shareholder or any Affiliate of a shareholder of the Borrower (other than a Lender) or any holder of Subordinated Debt, whether made or paid in or for cash, property or both, or

(d)	transfer of any property for consideration of less than fair market value by the Borrower to any shareholder or to any Affiliate of a shareholder of the Borrower.

“Documents” means the Agreement and any other instruments or agreements entered into by the Parties relating to the Credit Facility, including the Security, and any document or agreement resulting from the operation of Section 4.1.

“Drawdown” means a borrowing or credit of funds by way of Advances. “Event of Default” means an event specified in Section 11.1. “Exchange” means the Canadian Securities Exchange.

“Existing Debt” means the existing debt obligations of the Borrower set out in Schedule B to the Agreement.

“Financial Assistance” means with respect of any Person and without duplication, any loan, guarantee, indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other Person or any obligation (contingent or otherwise) primarily for the purpose of enabling another Person to incur or pay any Indebtedness or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other Person against loss in respect of Indebtedness of the other Person and includes any guarantee of or indemnity in respect of the Indebtedness of the other Person and any absolute or contingent obligation to (directly or indirectly):

(a)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person;

(b)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any Person to make payment of Indebtedness or to assure the holder thereof against loss;

(c)	guarantee, indemnify, hold harmless or otherwise become liable any creditor of any other Person from or against any losses, liabilities or damages in respect of Indebtedness;

(d)	make a payment to another for goods, property or services regardless of the non-delivery or non-furnishing thereof to a Person; or

(e)	make an advance, loan or other extension of credit to or to make any subscription for equity, equity or capital contribution, or investment in or to maintain the capital, working capital, solvency or general financial condition of another Person.

The amount of any Financial Assistance is the amount of any loan or direct or indirect financial assistance or support, without duplication, given, or all Indebtedness of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.

“Fiscal Year” means any fiscal year of the Borrower.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada.

“Governmental Authority” means, within Canada, (i) any national, federal, provincial, state, municipal or other local government or regulatory body and any division, agency, ministry, commission, board or authority or any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and (ii) any judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing.

“Government Receivables” means amounts due from a Governmental Authority including, but not limited to federal and provincial sales tax credits, and all other credits of any form including those relating to mining flow through, the Quebec Tax Credit Relating to Resources (“TCRR”), and the Quebec Refundable Duties Credit for Losses (“RDCL”).

“IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.

“includes” means “includes without limitation” and “including” means “including without limitation”.

“Indebtedness” means, without duplication, the aggregate amount of all obligations, liabilities and indebtedness of a Person which would be classified under GAAP as indebtedness for borrowed money upon the consolidated balance sheet of such Person, including all long-term borrowings, the current portion of long-term borrowings, short-term borrowings, obligations under capital leases (classified as such under GAAP) plus all monetary obligations of such Person arising in respect of a financial instrument that are due and owing and all monetary obligations, contingent or otherwise, of any of the foregoing arising from any guarantee made by such Person in respect of any of the foregoing.

“Interest Act (Canada)” means the Interest Act, R.S.C. 1985, c. I-15, including the regulations made and, from time to time, in force under that Act.

“Law” means all domestic constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, any judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and any policies, voluntary restraints, practices or guidelines of any Governmental Authority, and including any principles of common law and equity.

“Lenders” means, Z Six, ExpoWorld, and/or 582 Ontario, and thereafter, such Person as may become a Lender pursuant to the terms of this Agreement, and each of their respective successors and permitted assigns.

“Lien” means any mortgage, lien, pledge, charge (whether fixed or floating), security interest, conditional sale or title retention agreement (other than operating leases in respect of tangible personal property which are not in the nature of financing transactions), trust or deposit arrangements in the nature of a security interest or other encumbrance of any kind, contingent or absolute but excludes any contractual right of set-off created in the ordinary course of business and any writ of execution, or other similar instrument, arising from a judgment relating to the non-payment of Indebtedness.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of the Borrower;

(b)	the Borrower’s ability to perform their respective material obligations under the Documents or the validity or enforceability of a material provision of the Documents; or

(c)	the property, business, operations, assets or liabilities of the Borrower.

“Non-Paying Lender” means the Lender, if it fails to make available to the Borrower any Advance.

“Notice of Borrowing” means, in relation to Advances, a notice by the Borrower to the Lender substantially in a form agreed upon by the Borrower and the Lender.

“Obligations” means, as the contract requires, without duplication: (a) the aggregate amount of all obligations, liabilities and Indebtedness, contingent or otherwise, of the Borrower to the Lender under the Documents, or (b) with respect to the Credit Facility, all of the foregoing outstanding under the Credit Facility.

“Parties” means the Borrower and the Lender and their respective successors and permitted assigns, and “Party” means any one of the Parties.

“Permitted Contest” means action taken by or on behalf of the Borrower in good faith by appropriate proceedings diligently pursued to contest a Tax, claim or Lien, provided that:

(a)	the Person to which the Tax, claim or Lien being contested is relevant has established reasonable reserves therefor if and to the extent required by GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property of the Borrower.

“Permitted Dispositions” means any:

(a)	sale or disposition in the ordinary course of business and in accordance with sound industry practice of the Borrower’s (i) inventory or production or (ii) other tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business, but excluding any assets then being the subject of any charge in favour of the Lender; and

(b)	sales or dispositions of assets made in the ordinary course of business for fair market value to third parties having an aggregate fair market value in any Fiscal Year, but excluding any assets then being the subject of any charge in favour of the Lender.

“Permitted Encumbrances” means:

(a)	undetermined or inchoate Liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to Law or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, any Lien which the Borrower is contesting at the time by a Permitted Contest;

(b)	Liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the joint operation of oil and gas properties or related production or processing facilities as security in favour of any other Person conducting the development or operation of the property to which such Liens relate costs and expenses of such development or operation, provided such costs or expenses are not due or delinquent or if due or delinquent, any Lien which the Borrower is contesting at the time by a Permitted Contest;

(c)	easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land (including rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(d)	any Lien or trust arising in connection with worker’s compensation, employment insurance, pension and employment Law;

(e)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(f)	all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(g)	public and statutory Liens not yet due and similar Liens arising by operation of Law;

(h)	the Security;

(i)	Liens for Taxes, assessments or governmental charges not at the time due or delinquent or, if due or delinquent, the validity of which is contested at the time by a Permitted Contest;

(j)	Liens under or pursuant to any judgment rendered, or claim filed, against the Borrower or Subsidiary, which the Borrower is contesting at the time by a Permitted Contest;

(k)	Liens granted to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower, all in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Borrower;

(l)	bankers’ liens, rights of set-off and other similar Liens existing solely with respect to cash on deposit in one or more accounts maintained by the Borrower granted in the ordinary course of business in favour of the Lender with which such accounts are maintained, securing amounts owing to the Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(m)	pledges or deposits to secure performance of (i) bids, tenders, contracts (other than contracts for the payment of money) or (ii) leases of real property, in each case, to which the Borrower is a party;

(n)	any Lien from time to time which is consented in writing to by the Lender;

(o)	any other Liens which are not otherwise Permitted Liens, provided that the aggregate principal amount of Indebtedness or other obligations secured thereby does not exceed 5% of Consolidated Tangible Assets; and

(p)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the preceding paragraphs (a) to (o) inclusive of this definition, so long as any such extension, renewal or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property) and the Indebtedness, liability or obligation secured thereby is not increased.

“Person” means an individual, a partnership, a corporation, a company, a trust, an unincorporated organization, a union, a government or any department or agency thereof (collectively an “entity”) and the heirs, executors, administrators, successors, or other legal representatives, as the case may be, of such entity.

“Principal Amount” means the aggregate of the amount of principal outstanding from time to time under the Credit Facility.

“Securities” means, collectively, the Bonus Warrants and any Common Shares issuable upon exercise of the Bonus Warrants;

“Security” has the meaning attributed to it in Section 6.1.

“Subordinated Debt” means any Indebtedness owed by the Borrower which has all of the following characteristics:

(a)	an initial final maturity or due date in respect of repayment of principal extending beyond the latest Termination Date under this Agreement in effect at the time such Indebtedness is created, incurred, assumed or guaranteed;

(b)	no scheduled or mandatory payment, redemptions or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payments which can be satisfied by the delivery of securities of the Borrower as contemplated in (g) below and other than on a change of control of the Borrower where a Change of Control also occurs by reason of the definition thereof in this Agreement) prior to the latest Termination Date in effect at the time such Indebtedness is created, incurred, assumed or guaranteed;

(c)	the obligations under, pursuant or relating to such Indebtedness shall be unsecured obligations of the Borrower, and the Borrower shall n o t have provided any security in respect of any such obligation;

(d)	upon and during the continuance of any Event of Default or acceleration of the time for repayment of any of the Obligations or other indebtedness under this Agreement or the Documents: (i) such Indebtedness shall be postponed, subordinate and junior in right of payment to all payment Obligations under this Agreement and the Documents and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such Indebtedness;

(e)	upon any distribution of the assets of the Borrower on any dissolution, winding up, total liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all Obligations under this Agreement and the Documents shall first be paid in full in cash, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such Indebtedness;

(f)	the occurrence of a Default or Event of Default hereunder or the acceleration of the time for repayment of any of the Obligations under this Agreement or the Documents or enforcement of the rights and remedies of the Lender hereunder or thereunder shall not in and of themselves:

i.	cause a default or event of default (with the passage of time or otherwise) under such Indebtedness or the indenture governing the same; or

ii.	cause or permit the obligations under, pursuant or relating to such Indebtedness to be due and payable prior to the stated maturity thereof; and

(g)	payments of interest or principal due and payable under, pursuant or relating to such Indebtedness can be satisfied at any time, at the option of the Borrower, in accordance with the terms set forth in the indenture or agreement governing such Indebtedness (provided such terms do not contain any restrictions that will effectively preclude such payments from being made except that restrictions which apply only during an event of default under and as defined in the indenture or agreement governing such Indebtedness shall be permitted):

i.	delivering shares in the capital of the Borrower; or

ii.	payment of the proceeds of the issue and sale of shares in the capital of the Borrower resulting from a bid process whereby the trustee under the indenture or agreement governing such Indebtedness:

a.	accepts delivery from the Borrower of such shares;

b.	accepts bids with respect to, and consummates sales of, such shares, each as the Borrower shall direct in its absolute discretion; and

c.	uses the proceeds received from such sale of shares to satisfy such principal or interest.

“Subsidiary” means any Person of which more than 50% of the outstanding Voting Securities are owned, directly or indirectly by or for the Borrower, provided that the ownership of such securities confers the right to elect at least a majority of the board of directors of such Person, or a majority of Persons serving similar roles, and includes any legal entity in like relationship to a Subsidiary.

“Taxes” means all taxes of any kind or nature whatsoever including income taxes, capital taxes, minimum taxes, levies, imposts, stamp taxes, royalties, duties, charges to tax, value added taxes, commodity taxes, goods and services taxes, and all fees, deductions, compulsory loans, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future by any governmental or quasi-governmental authority of or within Canada having power to tax, together with penalties, fines, additions to tax and interest thereon and any instalments in respect thereof.

“Termination Date” means, initially, December 31, 2025, as such may be extended pursuant to the terms of this Agreement.

“Threshold Amount” means the greater of: (a) CA $2,000,000; and (b) 10% of Consolidated Equity.

“Voting Securities” means securities of capital stock of any class of any corporation, partnership units in the case of a partnership, trust units in the case of a trust, or other evidence of ownership serving similar purposes, carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event will not be considered Voting Securities, whether or not such event will have occurred, nor will any securities be deemed to cease to be Voting Securities solely by reason of a right to vote accruing to securities of another class or classes by reason of the happening of such event.

“Warrants” means non-transferable Common Share purchase warrants issued by the Borrower pursuant to the terms of this Agreement.

SCHEDULE B

EXISTING DEBT

Description of Debt	Date Incurred	Maturity Date
Nil